EXHIBIT 3.2

AMENDMENT TO THE BYLAWS

OF

VERDE RESOURCES, INC.

AMENDED AS OF JANAURY 23, 2024

AMENDMENT

Section 2.1. in Exhibit A to the Bylaws of Verde Resources, Inc. (the “Bylaws”) in connection with Section 3.1 of the Bylaws is amended to state as follows:

EXHIBIT A

Section 2.1. Number of members of Board of Directors, unless and until changed by resolution of the Board of Directors: 7